Filed Pursuant to Rule 424(b)(3)

Registration No. 333-198305

MOODY NATIONAL REIT II, INC.

SUPPLEMENT NO. 7 DATED SEPTEMBER 28, 2017

TO THE PROSPECTUS DATED JUNE 12, 2017

This document supplements, and should be read in conjunction with, our prospectus dated June 12, 2017, as supplemented by Supplement No. 3, dated June 12, 2017, Supplement No. 4, dated August 10, 2017, Supplement No. 5, dated August 18, 2017 and Supplement No. 6 dated September 12, 2017 relating to our offering of up to $1,100,000,000 in shares of our common stock. Terms used and not otherwise defined in this Supplement No. 7 shall have the same meanings as set forth in our prospectus. The purpose of this Supplement No. 7 is to disclose:

●	the closing of our merger, or the mergers, with Moody National REIT I, Inc., or Moody I;
●	our portfolio following the closing of the merger;
●	the addition of two new members to our board of directors;
●	our new term loan agreement;
●	the reinstatement of our share repurchase program;
●	suitability standards with respect to investors in Missouri; and
●	an update to our subscription agreement.

Merger with Moody I

As previously disclosed, on November 16, 2016, we, along with Moody National Operating Partnership II, LP, or our operating partnership, our advisor, Moody Merger Sub, LLC, or merger sub, Moody I, Moody National Operating Partnership I, L.P., or Moody I OP, the operating partnership of Moody I and Moody National Advisor I, LLC, Moody I’s advisor, entered into an Agreement and Plan of Merger, as amended by Amendment No. 1 thereto dated as of August 9, 2017, or the merger agreement.

On September 27, 2017, which we refer to as the closing date, the merger was consummated and Moody I was merged with and into merger sub, which we refer to as the REIT merger. The Certificate of Merger contemplated by the merger agreement was filed with the Secretary of State of Delaware, or the DE SOS, and the Articles of Merger contemplated by the merger agreement were filed with the State Department of Assessments and Taxation of Maryland, or the SDAT, and the REIT merger was effective at 12:44 p.m. on the closing date, or the REIT merger effective time.

Also on the closing date, following the REIT merger, merger sub was merged with and into us pursuant to a “short form” merger under Maryland law, which we refer to the subsidiary merger. The subsidiary merger became effective at 2:17 p.m. pursuant to Articles of Merger Filed with the SDAT and a Certificate of Merger filed with the DE SOS each with an effective date of September 27, 2017.

At the REIT merger effective time, and pursuant to the terms of the merger agreement, each share of Moody I common stock, par value $0.01 per share, that was issued and outstanding immediately prior to the REIT merger effective time was converted into the right to receive either (i) 0.41 shares of our Class A common stock, or the stock consideration, or (ii) $10.25 in cash, or the cash consideration. A total of approximately 3.65 million shares of our Class A common stock will be issued as stock consideration and a total of approximately $44.7 million in cash consideration will be paid to former Moody I stockholders, and former Moody I stockholders will own approximately 43% of our diluted common equity. To the extent that a Moody I stockholder would otherwise be entitled to receive a fraction of a share of our common stock, computed on the basis of the aggregate number of shares of Moody I common stock held by such holder, as applicable, such holder will instead received a cash payment in lieu of a fractional share or unit.

On the closing date, Moody I OP merged with and into our operating partnership, which we refer to as the partnership merger. The Certificate of Merger contemplated by the merger agreement was filed with the DE SOS, with an effective time and date of 1:01 p.m., or the partnership merger effective time.  The Certificate of Merger provided that the name of the surviving entity in the partnership merger is “Moody National Operating Partnership II, LP,” which we refer to as the surviving partnership.

At the partnership merger effective time, each issued and outstanding unit of limited partnership interest in Moody I OP was automatically cancelled and retired and converted into 0.41 units of Class A limited partnership interest in the surviving partnership. Each unit of limited partnership interest in Moody I OP designated as a special partnership unit pursuant to Moody I OP’s limited partnership agreement was automatically cancelled and retired and ceased to exist. Each outstanding unit of limited partnership interest in our operating partnership remained as one Class A limited partnership interest in the surviving partnership, and each unit designated as a special partnership unit pursuant to the limited partnership agreement of our operating partnership remained as one special unit in the surviving partnership.

Stockholder Servicing Coordination Agreement

As previously disclosed in connection with the mergers, we entered into a stockholder servicing coordination agreement, or the stockholder servicing coordination agreement, with Moody Securities, LLC, our affiliated dealer manager, or Moody Securities. Pursuant to the stockholder servicing coordination agreement, we will pay Moody Securities certain stockholder servicing fees of up to $2.125 per share of our common stock issued as stock consideration in the REIT merger, all of which will be re-allowed to broker-dealers that provide ongoing financial advisory services to the former stockholders of Moody I following the merger and entered into participating broker-dealer agreements with Moody Securities. The aggregate amount payable pursuant to the stockholder servicing coordination agreement will be approximately $7.0 million.

Third Amended and Restated Limited Partnership Agreement

In connection with the partnership merger, the agreement of limited partnership of our operating partnership was amended and restated as the Third Amended and Restated Limited Partnership Agreement and became the limited partnership agreement of the surviving partnership, or the surviving partnership LP agreement. The surviving partnership LP agreement provides that distributions to the special limited partner, as defined in the surviving partnership LP agreement, may only be paid after former holders of limited partnership interests of Moody I OP have received a cumulative annual return of 8.0%, which is equal to the same return to which such holders were entitled before distributions to the special limited partner of Moody I OP could have been paid under the limited partnership agreement of Moody I OP. Distributions to Moody National LPOP II, LLC, or the special limited partner, may be paid once the current and future limited partnership interest holders of Moody II OP (other than the former holders of limited partnership interests in Moody I OP) have received a cumulative annual return of 6.0%, which is equal to the same return to which such holders were entitled before distributions to the special limited partner could be paid under the previous agreement of limited partnership of our operating partnership. The rest of the terms of the agreement of limited partnership of our operating partnership agreement remain materially unchanged.

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Portfolio Information

Following the closing of the mergers, our assets consist of (i) interests in 14 hotel properties with a total of 1,941 rooms located in six states and (ii) three notes receivable from related parties.

Property Portfolio Following the Mergers

Property Name	Date Acquired	Location	Ownership Interest	Purchase Price(1)	Rooms	Mortgage Debt Outstanding(2)

Properties Previously Owned by Moody I

Woodlands Hotel
(Homewood Suites by Hilton)	November 8, 2012	The Woodlands, Texas	100%	$12,000,000	91	$9,277,504

Germantown Hotel
(Hyatt Place)	April 9, 2013	Germantown, Tennessee	100%	11,300,000	127	7,252,380

Charleston Hotel
(Hyatt Place)	July 2, 2013	North Charleston, South Carolina	100%	11,800,000	113	7,354,111

Austin Hotel
(Hampton Inn)	December 30, 2013	Austin, Texas	100%	15,350,000	123	10,957,875

Grapevine Hotel
(Residence Inn)	March 31, 2014	Grapevine, Texas	100%	20,500,000	133	12,658,197

Lyndhurst Hotel
(Marriott Courtyard)	September 30, 2014	Lyndhurst, New Jersey	(3)	33,322,000	227	30,533,867	(5)

Austin Arboretum Hotel
(Hilton Garden Inn)	November 20, 2014	Austin, Texas	100%	29,250,000	138	18,854,090

Great Valley Hotel
(Hampton Inn)	March 27, 2015	Frazer, Pennsylvania	100%	11,000,000	125	8,180,205

Nashville Hotel
(Embassy Suites)	June 16, 2015	Nashville, Tennessee	100%	66,300,000	208	43,000,000

Homewood Suites Austin Hotel
(Homewood Suites)	August 3, 2015	Austin, Texas	100%	14,250,000	96	11,000,000

Fort Worth Hotel
(TownPlace Suites)	December 18, 2015	Fort Worth, Texas	(4)	7,301,887	95	6,969,610	(5)

Houston Hotel
(Hampton Inn)	April 21, 2016	Houston, Texas	100%	8,000,000	119	4,656,016

Properties Previously Owned by Us

Residence Inn Austin	October 15, 2015	Austin, Texas	100%	25,500,000	112	16,575,000

Springhill Suites Seattle	May 24, 2016	Seattle, Washington	100%	74,100,000	234	45,000,000
Totals				$339,973,887	1,941	$232,268,855

(1)	Excludes closing costs.
(2)	As of June 30, 2017.
(3)	The Lyndhurst Hotel is owned by MN Lyndhurst Venture, LLC, of which the surviving partnership is a member and holds 100% of the Class B membership interests therein.
(4)	The Fort Worth Hotel is owned by MN Fort Worth Venture, LLC, of which the surviving partnership is a member and holds 100% of the Class B membership interests therein.
(5)	The mortgage debt outstanding on the Fort Worth Hotel and the Lyndhurst Hotel properties was retired pursuant to loans from our operating partnership to certain indirect subsidiaries of Moody I OP. On August 15, 2017, our operating partnership made a loan in the amount of $7,106,505.60, or the Forth Worth Loan, to an indirect subsidiary of Moody I OP, which executed a promissory note evidencing the Fort Worth Loan in favor of our operating partnership. On September 6, 2017, our operating partnership made a loan in the amount of $30,647,570.07, or the Lyndhurst Loan, to an indirect subsidiary of Moody I OP, which executed a promissory note evidencing the Lyndhurst Loan in favor of our operating partnership. Both the Forth Worth Loan and the Lyndhurst Loan were paid off in connection with the mergers.

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Notes Receivable Portfolio Following the Mergers

MN TX II Note. On October 6, 2016, our operating partnership originated a secured loan in the aggregate principal amount of $11,200,000, or the MN TX II note, to MN TX II, LLC, or MN TX II, a Texas limited liability company affiliated with our advisor. Proceeds from the MN TX II note were used by MN TX II solely to acquire a commercial property located in Houston, Texas. The MN TX note bears interest at a fixed per annum rate equal to 5.00%. The entire unpaid principal balance of the MN TX II note and all accrued and unpaid interest thereon and all other amounts due thereunder are due and payable on October 6, 2018.

Moody I Related Party Note. On August 21, 2015, Moody I originated a loan in the aggregate principal amount of $9,000,000, or the Moody I related party note, to Moody National DST Sponsor, LLC, a Texas limited liability company and affiliate of our sponsor, or DST Sponsor. Proceeds from the Moody I related party note were used by DST Sponsor to acquire a commercial real property located in Katy, Texas. Interest on the outstanding principal balance of the Moody I related party note accrues at a fixed per annum rate equal to 12%. The entire unpaid principal balance of the Moody I related party note and all accrued and unpaid interest thereon and all other amounts due thereunder are due and payable in full on August 21, 2018.

Moody I Mezzanine Note. On April 29, 2016, Moody I originated a loan in the aggregate principal amount of $4,500,000, or the Moody I mezzanine note, to Moody National Realty Company, L.P., a Texas limited partnership and an affiliate of our sponsor, or Moody Realty. Proceeds from the Moody I mezzanine note were used by Moody Realty to acquire a multifamily real property located in Houston, Texas. The Moody I mezzanine note bears interest at a fixed per annum rate equal to 10%. The entire unpaid principal balance of the Moody I mezzanine note and all accrued and unpaid interest thereon and all other amounts due thereunder are due and payable in full on the earlier of (1) April 30, 2018, or (2) upon 90 days’ written notice of acceleration of the maturity date by Moody I to Moody Realty.

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Changes to our Board of Directors in Connection with the Pending Mergers

Pursuant to the merger agreement, on the closing date our board of directors was expanded from three to five directors and William H. Armstrong III and John P. Thompson, both of whom formerly served as independent directors of Moody I, were appointed to our board of directors as independent directors to fill the two resulting vacancies. Biographies of Messrs. Armstrong and Thompson are set forth below:

William H. Armstrong III (age 53) served as one of Moody I’s independent directors since September 2008. Mr. Armstrong serves as Chairman of the Board, Chief Executive Officer and President of Stratus Properties Inc. (NASDAQ: STRS), a company engaged in the acquisition, development, management, operation and sale of commercial, hotel, entertainment, multifamily and single-family residential real estate properties located primarily in the Austin, Texas area. Mr. Armstrong has been employed by Stratus Properties since its inception in 1992, served as Chief Financial Officer and Chief Operating Officer of Stratus Properties from 1996 to 1998, and has served as Chairman of the Board, Chief Executive Officer and President of Stratus Properties since 1998. Prior to joining Stratus Properties, Mr. Armstrong was Vice President of Sonnenblick Goldman, a national real estate investment banking and advisory firm. Mr. Armstrong serves on the Finance Committee of the U.S. Green Building Council, a Washington, D.C.-based non-profit organization, and he has been active in the National Association of Real Estate Investment Trusts, or NAREIT, the Urban Land Institute and the Real Estate Council of Austin. Mr. Armstrong received his B.A. in Economics from the University of Colorado Denver.

Our current board of directors, in approving Mr. Armstrong’s election to our board of directors pursuant to the merger agreement, has determined that Mr. Armstrong’s previous leadership positions, including directorships, with other organizations primarily engaged in investing in commercial real estate have provided Mr. Armstrong with the experience, attributes and skills necessary to effectively carry out the duties and responsibilities of a director.

John P. Thompson (age 54) served as one of Moody I’s independent directors since September 2008. Mr. Thompson is the founder of PinPoint Commercial, L.P., which provides real estate services focusing on industrial, senior housing and medical related projects primarily in Texas. As CEO of Pinpoint Commercial, Mr. Thompson leads all investment and development activities for the firm and oversees the company’s financial and management operations. Prior to founding PinPoint Commercial in 1998, Mr. Thompson served as an industrial real estate broker with CB Richard Ellis, Inc. Mr. Thompson received his B.B.A. in Finance from the University of Texas at Austin.

Our current board of directors, in approving Mr. Thompson’s election to our board of directors pursuant to the merger agreement, has determined that Mr. Thompson’s experience managing investments in industrial and retail properties and brokering industrial properties has provided Mr. Thompson with the experiences, attributes and skills necessary to effectively carry out the duties and responsibilities of a director.

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Term Loan Agreement

On September 27, 2017, our operating partnership, as borrower, we and certain of our subsidiaries, as guarantors, and KeyBank National Association, or KeyBank, as agent and lender, entered into a term loan agreement, or the Term Loan Agreement (we refer to KeyBank, in its capacity as lender, together with any other lender institutions that may become parties thereto as the Lenders). Pursuant to the Term Loan Agreement, the Lenders have made a term loan to our operating partnership in the principal amount of $70.0 million, or the Term Loan. Capitalized terms used in this section and not defined herein have the same meaning as in the Term Loan Agreement. We used proceeds from the Term Loan to pay the cash consideration in connection with the REIT merger, other costs and expenses related to the mergers and for other corporate purposes.

The outstanding principal of the Term Loan will initially bear interest at either (i) 6.25% per year over the base rate, which is defined in the Term Loan Agreement as the greatest of (a) the fluctuating annual rate of interest announced from time to time by the Agent at the Agent’s Head Office as its “prime rate,” (b) the then applicable LIBOR for a one month Interest Period plus one percent (1.00%), or (c) one half of one percent (0.5%) above the Federal Funds Effective Rate or (ii) 7.25% per year over the LIBOR rate for the applicable Interest Period, but upon reduction of the outstanding principal balance of the Term Loan to a specified level, the margins over the base rate or LIBOR rate will be reduced to 2.95% and 3.95%, respectively. As a condition to the funding of the Term Loan, our operating partnership has entered into an interest rate cap arrangement with KeyBank that caps LIBOR at 1.75% until the initial Maturity Date with respect to $26.0 million of the principal of the Term Loan.

The Term Loan will mature on September 27, 2018, but can be extended for six months, to March 27, 2019, subject to satisfaction of certain conditions, including payment of an extension fee in the amount of 0.5% of the then outstanding principal amount of the Term Loan. The Outstanding Balance, together with any and all accrued and unpaid interest thereon, and all other Obligations, will be due on the Maturity Date. In addition, the Term Loan provides for monthly interest payments, for mandatory prepayments of principal from the proceeds of certain capital events, and for monthly payments of principal in an amount equal to the greater of (i) 50% of our operating partnership’s Consolidated Net Cash Flow or (ii) $1,500,000. The Term Loan may be prepaid at any time, in whole or in part, without premium or penalty, as described in the Term Loan Agreement. Upon the occurrence of an event of default, the Lenders may accelerate the payment of the Outstanding Balance.

The Term Loan Agreement also contains various customary covenants, including but not limited to financial covenants, covenants requiring monthly deposits in respect of certain property costs, such as taxes, furniture, fixtures and equipment, and insurance, covenants imposing restrictions on indebtedness and liens, and restrictions on investments and participation in other asset disposition, merger or business combination or dissolution transactions.

The performance of our obligations under the Term Loan Agreement is secured by, among other things, mortgages on our hotel properties in Lyndhurst, New Jersey, which we refer to as the Lyndhurst Property, and Fort Worth, Texas, which we refer to as the Fort Worth Property, and by pledges of certain portions of the ownership interests in certain subsidiaries of our operating partnership. Pursuant to a Guaranty Agreement in favor of Keybank, or the Guaranty Agreement, we and certain of our subsidiaries, including the owners of the Lyndhurst Property and Fort Worth Property, will be fully and personally liable for the payment and performance of the obligations set forth in the Term Loan Agreement and all other loan documents, including the payment of all indebtedness and obligations due under the Loan Agreement. Pursuant to an Environmental Indemnity Agreement, or the Environmental Indemnity, we, our operating partnership and certain of our subsidiaries, including the owners of the Lyndhurst Property and Fort Worth Property, which we refer to collectively as the Indemnitors, have agreed to jointly and severally indemnify and hold harmless the Lenders, as defined therein, their successors and assigns, their respective affiliate, parent and subsidiary corporations, and the respective officers, directors, employees and agents of any of the foregoing, from and against any losses, damages, costs, claims, suits or other liabilities of any nature that the Lenders or any other indemnified party may suffer or incur as a result of, among other things, (1) any hazardous substances on, in, under or affecting the Lyndhurst Property or the Fort Worth Property or any surrounding property in violation of environmental law, (2) any violation by Indemnitors of any environmental law with respect to the Lyndhurst Property or the Fort Worth Property or any surrounding property, (3) any breach by the Indemnitors of any representation, warranty, or covenant under the Environmental Indemnity, or (4) costs of enforcing the Environmental Indemnity, including any costs of investigation or remediation.

Share Repurchase Program

The following hereby updates the disclosures under the heading “Description of Capital Stock–Share Repurchase Program” in our prospectus:

In connection with the mergers, our board of directors reinstated our share repurchase program, effective at the REIT merger effective time.

Suitability Standards with Respect to Investors in Missouri

The following suitability standard for Missouri investors is hereby added to the “Suitability Standards” section of our prospectus beginning on page i:

“Missouri – In addition to the suitability standards above, no more than ten percent (10%) of any one Missouri investor’s liquid net worth shall be invested in the securities.”

Update to Subscription Agreement

A copy of our updated form of subscription agreement, which supersedes and replaces the form of subscription agreement filed as Appendix B to our prospectus, is attached to this supplement as Exhibit A.

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APPENDIX A

SUBSCRIPTION AGREEMENT SUBSCRIPTION AGREEMENT INSTRUCTIONS FOR THE PROSPECTUS DATED JUNE 12, 2017

Please refer to the following instructions in completing the attached Signature Page. Failure to follow these instructions may result in the rejection of your subscription.

Individuals desiring to purchases shares of common stock (the “Shares”) of any class in Moody National REIT II, Inc., a Maryland corporation (the “Company”), must sign and deliver a copy of the attached subscription agreement signature page (“Signature Page”) along with the acknowledgement of receipt of the prospectus in Section 5 of this Subscription Agreement. If this subscription is accepted, it will be held, together with the accompanying payment, on the terms described in the Company’s prospectus dated June 12, 2017 (the “Prospectus”). Subscriptions may be rejected in whole or in part by the Company in its sole and absolute discretion. Upon completion of this transaction, investors will receive a confirmation of purchase, subject to acceptance by the Company, within 30 days from the date the subscription is received. In no event may a subscription for Shares be accepted until at least five business days after the date the subscriber receives the final Prospectus.

1.       INVESTMENT: A minimum investment of $2,500 is required for purchases of Class A, Class D, Class I and Class T Shares. A check for the full purchase price of the shares subscribed for should be made payable to “Moody National REIT II, Inc.” Shares of any class may be purchased only by persons meeting the standards set forth under the Section of the Prospectus entitled “Suitability Standards.” Please indicate the state in which the sale was made in Section 1 of this Subscription Agreement. If this is an initial investment, please check the box indicating it as such. Otherwise, please check the “Additional Investment” box. The “Additional Investment” box must be checked in order for this subscription to be combined with another subscription for purposes of a volume discount. A completed Subscription Agreement is required for each initial and additional investment.

2.       NON CUSTODIAL OWNERSHIP: Please check the appropriate box to indicate the type of entity or type of individuals subscribing.

3.       CUSTODIAL OWNERSHIP ACCOUNTS: If applicable, please provide the information requested for Custodial Accounts in this Section. Please enter the exact name in which the Shares are to be held and the mailing address and telephone numbers of the registered owner of this investment. In the case of a qualified plan or trust, this will be the address of the trustee.

4.       REGISTRATION INFORMATION: Please enter the exact name in which the Shares are to be held. For joint tenants with a right of survivorship or tenants-in-common, include the names of both investors. In the case of partnerships or corporations, include the name of an individual to whom correspondence will be addressed. Trusts should include the name of the trustee. All investors must complete the space provided for taxpayer identification number or social security number. By signing in Section 11, the investor(s) is/are certifying that the taxpayer or social security number(s) is/are correct. Enter the mailing address and telephone numbers of the registered owner of this investment. In the case of a qualified plan or trust, this will be the address of the trustee.

5.       INVESTOR ACKNOWLEDGMENT: Please separately initial each representation made by the investor where indicated. Except in the case of fiduciary accounts, the investor may not grant any person a power of attorney to make such representations on such investor’s behalf.

6.       STATE SPECIFIC SUITABILITY ACKNOWLEDGEMENTS: Please complete this Section so that the Company and your broker-dealer can assess whether your subscription is suitable given your financial condition.

7.       DISTRIBUTION REINVESTMENT PLAN: By electing the distribution reinvestment plan, the investor elects to reinvest 100% of cash distributions otherwise payable to such investor in common stock of the Company. If cash distributions are to be sent to an address other than that provided in Section 4 (such as a bank, brokerage firm or savings and loan, etc.), please provide the name, account number and address.

8.       FINANCIAL ADVISOR: This Section is to be completed by the Registered Investment Advisor (RIA), or the registered representative and the broker-dealer.

9.       PAYMENT INSTRUCTIONS: Please indicate the method of payment for your subscription in this Section.

10.     SUBSCRIBER SIGNATURES: The subscription agreement Signature Page must be signed by an authorized representative. The subscription agreement Signature Page, which has been delivered with the Prospectus, together with a check for the full purchase price, should be delivered or mailed to your broker-dealer. Only original, completed copies of subscription agreements may be accepted. Photocopied or otherwise duplicated subscription agreements cannot be accepted by the Company.

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MAILING INSTRUCTIONS

The completed subscription agreement, including the executed subscription agreement signature page and payment (if sent by mail), should be sent to:

Via Mail	Via Overnight Delivery

Moody National REIT II, Inc.	Moody National REIT II, Inc.
c/o DST Services, Inc.	c/o DST Services, Inc.
P.O. Box 219280	430 West 7th Street
Kansas City, MO 64121-9280	Kansas City, MO 64105-1407

IF YOU NEED FURTHER ASSISTANCE IN COMPLETING THIS SUBSCRIPTION AGREEMENT SIGNATURE PAGE, PLEASE CALL (888) 457-2358.

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SUBSCRIPTION AGREEMENT	Moody National REIT II, Inc.
P.O. Box 219280
Kansas City, MO 64121-9280
Telephone: (888) 457-2358
Website: www.moodynationalreit.com

1. INVESTMENT – See payment instructions in Section 9 below

Investment Amount $ (Minimum initial investment is $2,500):

☐ Initial Investment

☐ Additional Investment – Account number: __________________________

SHARE CLASS SELECTION (Required)

☐ A Share              ☐ T Share              ☐ D Share               ☐ I Share – Select this option for Fee Based or RIA purchases ONLY.

2. NON-CUSTODIAL OWNERSHIP

☐ Individual	☐ Joint Tenants with Right of Survivorship	☐ Tenants in Common

☐ Community Property	☐ Plan – A copy of the plan documents required	☐ Uniform Gift/Transfer to Minors
State of: ___________________
☐ Trust – A copy of the trust documents required

☐ Corporation/Partnership/Other – A copy of the Corporate Resolution or Partnership Agreement required

3. CUSTODIAL OWNERSHIP – Custodian signature required in section 10

Moody National REIT Sponsor, LLC does not provide custodial services; therefore, if this is a custodial account, a custodian must be indicated below. For custodial accounts, a completed copy of this Subscription Agreement should be sent directly to the custodian. The custodian will forward the subscription documents and wire the appropriate funds pursuant to the payment instructions in Section 9 below.

☐ Traditional IRA	☐ Roth IRA

☐ Rollover IRA	☐ SEP IRA

☐ Simple IRA	☐ Individual

☐ Other Custodial Ownership Account (Specify):

Required for all Custodial Ownership Accounts:

Custodian Account Number:

Name of Custodian:	Trustee:	Other Administrator:

Mailing Address:

City:	State:	Zip Code:

Custodian Telephone Number:

Custodian Tax Identification Number:

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4. REGISTRATION INFORMATION – Please complete the following applicable information

Entity Name – Trust/Corporation/Partnership/Other, if applicable:

Entity Tax ID – if different from investor SSN, if applicable:

Investor Name – Investor/Trustee/Authorized Signatory:

Co-Investor Name – co-investor/co-trustee/co-authorized signatory, if applicable:

Investor SSN:	Co- Investor SSN:

Investor Date of Birth:	Co- Investor Date of Birth:

Residential Address (may not be a P.O. Box):

City:	State:	Zip Code:

Mailing Address (If different from above. P.O. Box is acceptable):

City:	State:	Zip Code:

Daytime Telephone Number:	Evening Telephone Number:

E-Mail Address:

Citizenship Status of Investor	☐	U.S. Citizen	☐	Resident Alien	☐	Non-Resident Alien

Citizenship Status of Co-Investor	☐	U.S. Citizen	☐	Resident Alien	☐	Non-Resident Alien

If Non-U.S. Citizen, specify country of Citizenship (W-8BEN Form Required): _______________________________________________

5. INVESTOR ACKNOWLEDGEMENT

Please separately initial each of the representations below. In the case of joint investors, each investor must initial. Except in the case of fiduciary accounts, you may not grant any person power of attorney to make such representations on your behalf. In order to induce the Company to accept this subscription, I (we) hereby represent and warrant that:

			Investor		Co-Investor
(a)	I (we) received a final Prospectus for the Company relating to the Shares, wherein the terms and conditions of the offering are described, five business days in advance of the date hereof.	Initials		Initials

(b)	I (we) accept the terms and conditions of the Company’s charter.	Initials		Initials

(c)	I am (we are) purchasing Shares for my (our) own account and acknowledge that the investment is not liquid.	Initials		Initials

(d)	I (we) acknowledge that the assignability and transferability of the Shares is restricted and will be governed by the Company’s charter and bylaws and all applicable laws as described in the Prospectus.	Initials		Initials

(e)	I (we) acknowledge that there is no public market for the Shares and, accordingly, it may not be possible to readily liquidate an investment in the Company.	Initials		Initials

(f)	I (we) have a net worth (exclusive of home, home furnishings and automobiles) of $250,000 or more.	Initials		Initials

(g)	I (we) have a net worth (exclusive of home, home furnishings and automobiles) of at least $70,000 and had during the last year or that I (we) will have during the current tax year a minimum of $70,000 annual gross income	Initials	Initials

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6. STATE SPECIFIC SUITABILITY ACKNOWLEDGEMENTS

Please separately initial ALL that apply:

			Investor		Co-Investor
●	If an Alabama investor, I (we) have a liquid net worth of at least 10 times my (our) investment in the Company and its affiliates.	Initials		Initials

●	If an Iowa investor, I (we) have either (a) a minimum liquid net worth of at least $100,000 and a minimum annual gross income of not less than $100,000, or (b) a minimum liquid net worth of at least $350,000. For these purposes, “liquid net worth” is defined as that portion of net worth (total assets exclusive of home, home furnishings, and automobiles, minus total liabilities) that consists of cash, cash equivalents and readily marketable securities. In addition, if an Iowa investor who is not an accredited investor, as defined in Regulation D promulgated under the Securities Act of 1933, as amended, my (our) aggregate investment in the Company, its affiliates and other non-exchange-traded direct participation programs does not exceed 10% of my (our) liquid net worth.	Initials		Initials

●	If a Kansas investor, my (our) aggregate investment in this offering and other similar investments does not exceed 10% of my (our) liquid net worth. “Liquid net worth” shall be defined as that portion of my (our) total net worth that is comprised of cash, cash equivalents, and readily marketable securities, as determined in conformity with GAAP.	Initials		Initials

●	If a Kentucky investor, my (our) investment in this offering does not exceed ten percent (10%) of my (our) liquid net worth.	Initials		Initials

●	If a Maine investor, my (our) aggregate investment in this offering and similar direct participation investments not exceed 10% of my (our) liquid net worth. For this purpose, “liquid net worth” is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable securities.	Initials		Initials

●	If a Missouri investor, no more than 10% of any one investor’s liquid net worth will be invested in the securities of the Company.	Initials		Initials

●	If a Nebraska investor, my (our) investment in this offering and the securities of other non-publicly traded real estate investment trusts does not exceed 10% of my (our) net worth (excluding the value of my (our) home, home furnishings, and automobiles).	Initials		Initials

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●	If a New Jersey investor, I (we) have either (a) a minimum liquid net worth of at least $100,000 and a minimum annual gross income of not less than $85,000, or (b) a minimum liquid net worth of $350,000. For these purposes, “liquid net worth” is defined as that portion of net worth (total assets exclusive of home, home furnishings, and automobiles, minus total liabilities) that consists of cash, cash equivalents and readily marketable securities. In addition, my (our) investment in the Company, its affiliates, and other non-publicly traded direct investment programs (including real estate investment trusts, business development companies, oil and gas programs, equipment leasing programs and commodity pools, but excluding unregistered, federally and state exempt private offerings) does not exceed ten percent (10%) of my (our) liquid net worth.	Initials	Initials

●	If a New Mexico investor, my (our) investment in the Company, shares of its affiliates and in other real estate investment trusts may not exceed ten percent (10%) of my (our) liquid net worth. “Liquid net worth” shall be defined as that portion of net worth (total assets exclusive of primary residence, home furnishings and automobiles minus total liabilities) that is comprised of cash, cash equivalents, and readily marketable securities.	Initials	Initials

●	If a North Dakota investor, my (our) net worth is at least ten times my (our) investment in the Company.	Initials	Initials

●	If an Ohio investor, my (our) aggregate investment in the Company, its affiliates and other non-traded real estate investment programs cannot exceed 10% of my (our) liquid net worth. “Liquid net worth” shall be defined as that portion of net worth (total assets exclusive of home, home furnishings, and automobiles minus total liabilities) that is comprised of cash, cash equivalents, and readily marketable securities.	Initials	Initials

●	If an Oregon investor, my (our) aggregate investment in the Company does not exceed 10% of my (our) liquid net worth.	Initials	Initials

●	If a Pennsylvania investor, my (our) aggregate investment in the Company does not exceed 10% of my (our) net worth (exclusive of home, furnishings and automobiles). In addition, I (we) acknowledge that since the minimum offering amount for this offering is less than $100,000,000, I (we) are cautioned to carefully evaluate the Company’s ability to fully accomplish its stated objectives and to inquire as to the current dollar volume of the Company’s subscription proceeds.	Initials	Initials

●	If a Tennessee investor, my (our) investment in the Company must not exceed 10% of my (our) liquid net worth (exclusive of home, home furnishings and automobile).	Initials	Initials

●	If a non-accredited Vermont investor, my (our) investment in the Company cannot exceed 10% of my (our) liquid net worth. For these purposes, “liquid net worth” is defined as an investor’s total assets (not including home, home furnishings, or automobiles) minus total liabilities.	Initials	Initials

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7. DISTRIBUTION INFORMATION – Select only one option

I hereby subscribe for Shares of Moody National REIT II, Inc. and elect the distribution option indicated below:

☐ Distribution Reinvestment Plan (DRP) – (Custodial and Non-Custodial Accounts)

☐ Cash/Check sent to Custodial Account identified in Section 3 above (Custodial Accounts ONLY)

☐ Check Mailed to the address in Section 4 above – (Non-Custodial Accounts ONLY)

☐ Cash/Check deposited directly into the account listed as follows (Non-Custodial Accounts ONLY):

Name of Financial Institution:

Street Address:

City:	State:	Zip Code:

Name(s) on Account:

☐ Checking/Savings Account (voided check is required)                                    ☐ Brokerage Account

Account Number:	Bank Routing Number:

8. FINANCIAL ADVISOR – To be completed by the RIA or Registered Representative and the Broker-Dealer

The Financial Advisor and in the case of a Broker-Dealer, an authorized principal of the Broker-Dealer must sign below to complete the order. The Financial Advisor and/or Broker-Dealer hereby warrant that each is duly licensed and may lawfully conduct business in the state designated as the subscriber’s legal residence or the state in which the sale was made, if different.

Name of Broker-Dealer or Registered Investment Advisory Firm:

Name of Financial Advisor:

Financial Advisor Rep Number:	Branch Code:

Financial Advisor Street Address:

City:	State:	Zip Code:

Telephone Number:	Fax Number:

E-Mail Address:

The undersigned confirm that they (i) have reasonable grounds to believe that the information and representations concerning the investors identified herein are true, correct and complete in all respects; (ii) have discussed such investor’s prospective purchase of Shares with such investor; (iii) have advised such investor of all pertinent facts with regard to the lack of liquidity and marketability of the Shares; (iv) have delivered a current Prospectus and related supplements, if any, to such investor; (v) have reasonable grounds to believe that the investor is purchasing these Shares for its own account; and (vi) have reasonable grounds to believe that the purchase of Shares is a suitable investment for such investor, that such investor meets the suitability standards applicable to such investor set forth in the Prospectus and related supplements, if any, and that such investor is in a financial position to enable such investor to realize the benefits of such an investment and to suffer any loss that may occur with respect thereto. The undersigned attest that the Financial Advisor and the Broker-Dealer are subject to the USA PATRIOT Act. In accordance with Section 326 of the Act, the registered representative and the Broker-Dealer have performed a Know Your Customer review of each investor who has signed this Subscription Agreement in accordance with the requirements of the Customer Identification Program.

Financial Advisor Signature (Required):	Date:

Broker-Dealer Authorized Principal (if required by BD):	Date:

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9. PAYMENT INSTRUCTIONS

☐ By Mail – Checks should be made payable to “Moody National REIT II, Inc.” You should consult with your registered representative if you are unsure how to make your check payable. Forward the subscription agreement to the address set forth in the instructions to this Subscription Agreement.

Via Mail	Via Overnight Delivery

Moody National REIT II, Inc.	Moody National REIT II, Inc.
c/o DST Services, Inc.	c/o DST Services, Inc.
P.O. Box 219280	430 West 7th Street
Kansas City, MO 64121-9280	Kansas City, MO 64105-1407

☐ By Wire Transfer – If paying by wire transfer, please request that the wire reference the subscriber’s name in order to assure that the wire is credited to the proper account. Wire transfers should be made to the Company. Below please find the wiring instructions:

Account Name: DST as Agent for Moody National REIT II, Inc.

Bank: UMB Bank, N.A.

Address: 1010 Grand Ave., Kansas City, MO 64106

ABA#: 1010-0069-5

DDA#: 987-173-7799

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10. SUBSCRIBER SIGNATURES

I (we) declare that the information supplied is true and correct and may be relied upon by the Company.

TAXPAYER IDENTIFICATION NUMBER CERTIFICATION (required). Each invest signing below, under penalties of perjury, certifies that:

1.	The number shown in the Investor Social Security Number/Taxpayer Identification Number field in Section 4 of this form is my correct Social Security Number/Taxpayer Identification Number (or I am waiting for a number to be issued to me);

2.	I am not subject to backup withholding because: (a) I am exempt from backup withholding, (b) I have not been notified by the Internal Revenue Service (IRS) that I am subject to backup withholding as a result of a failure to report all interest or dividends, or (c) the IRS has notified me that I am no longer subject to backup withholding;

3.	I am a U.S. person (including a non-resident alien).

NOTE: You must cross out item (2) above if you have been notified by the IRS that you are currently subject to backup withholding because you have failed to report all interest and dividends on your tax return.

The IRS does not require your consent to any provision of this document other than the certifications required to avoid backup withholding.

The Company is required by law to obtain, verify and record certain personal information from you or persons on your behalf in order to establish the account. Required information includes name, date of birth, permanent residential address and social security/taxpayer identification number. We may also ask to see other identifying documents. If you do not provide the information, the Company may not be able to open your account. By signing the Subscription Agreement, you agree to provide this information and confirm that this information is true and correct. If we are unable to verify your identity, or that of another person(s) authorized to act on your behalf, or if we believe we have identified potentially criminal activity, we reserve the right to take action as we deem appropriate which may include closing your account.

Signature of Individual Owner:	Date:

Print or Type Name:

Signature of Joint Account Owner:	Date:

Print or Type Name:

Signature of Custodian Trustee, Officer, General Partner or other Authorized Person:	Date:

Print or Type Name:

Signature of Additional Person (if required):	Date:

Print or Type Name:

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